UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 14, 2015

TransEnterix, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 Davis Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2015, TransEnterix, Inc. (the “Company”) and its operating subsidiaries entered into the first amendment (the “First Amendment”) to the amended and restated loan and security agreement, dated September 26, 2014 (the “A&R Loan Agreement,” and together with the First Amendment, the “Loan Agreement”) with Silicon Valley Bank, as Lender and Oxford Finance LLC, as Lender and Collateral Agent (collectively, the “Lenders”). The First Amendment increases the second tranche from $5,000,000 to $10,000,000 and increases the commitment of the Lenders to make certain term loans to the Company from an aggregate principal amount of up to $25,000,000, under the A&R Loan Agreement, to an aggregate principal amount of up to $30,000,000. The second tranche adds to the outstanding principal amount of the existing term loan, which is currently $10,000,000, borrowed by the Company from the Lenders under the A&R Loan Agreement, for an aggregate of $20,000,000 in borrowings as of August 14, 2015. The First Amendment also modifies certain terms related to the third tranche of $10,000,000. Further, the First Amendment modifies the period in which the Company can make interest-only payments on the term loans until May 1, 2016, which interest-only period is extended to November 1, 2016 if the Company receives 510(k) clearance for its SurgiBot system at any time prior to April 30, 2016. The First Amendment extends the maturity date of the term loans from April 1, 2018 to October 1, 2018 without the interest-only extension and from October 1, 2018 until April 1, 2019 with the interest-only extension.

The term loans bear interest at a fixed rate equal to 7.50% per annum, subject to adjustment at funding for subsequent tranches on an increase in LIBOR above a designated rate. The term loans will be required to be prepaid if the term loans are accelerated following an event of default. In addition, the Company is permitted to prepay the term loans in full at any time upon 10 days’ written notice to the Lenders. Upon the earliest to occur of the maturity date, acceleration of the term loans, or prepayment of a term loan, the Company is required to make a final payment equal to the original principal amount of each term loan multiplied by 6.50% without the interest-only extension or 8.00% with the interest-only extension (the “Final Payment Fee”). Any prepayment, whether mandatory or voluntary, must include the Final Payment Fee, interest at the default rate (which is the rate otherwise applicable plus 5%) with respect to any amounts past due, and the Lenders’ expenses and all other obligations that are due and payable to the Lenders.

In connection with the entry into the Loan Agreement, the Company became obligated to make a payment equal to the unaccrued portion of the final payment due under the Original Loan Agreement, the accrued portion of the final payment as of the effective date of the Loan Agreement (which will not reduce the Final Payment Fee), plus a facility fee payment of $90,000. In addition, in connection with the second tranche borrowings, the Company issued warrants to the Lenders to purchase shares of the Company’s common stock. Additional warrants will be issued if additional tranche term loans are made under the Loan Agreement. The warrants expire seven years from their respective issue date.

The Loan Agreement is secured by a security interest in assets of the Company and its current and future subsidiaries, including a security interest in intellectual property proceeds, but excluding a current security interest in intellectual property. The Loan Agreement contains customary representations (tested on a continual basis) and covenants that, subject to exceptions, restrict the Company’s ability to do the following things: declare dividends or redeem or repurchase equity interests; incur additional liens; make loans and investments; incur additional indebtedness; engage in mergers, acquisitions, and asset sales; transact with affiliates; undergo a change in control; add or change business locations; and engage in businesses that are not related to its existing business.

The foregoing is a summary of the Loan Agreement and the warrants and is qualified in its entirety by reference to the complete text of the First Amendment and the form of Warrant to Purchase Common Stock, which are filed as Exhibits 10.1 and 4.1, respectively to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.	Description
4.1	Form of Warrant to Purchase Common Stock for warrants issued to the Lenders (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 26, 2014).
10.1
First Amendment to Amended and Restated Loan and Security
Agreement, dated August 14, 2015, by and among TransEnterix,
Inc., TransEnterix Surgical, Inc. and SafeStitch LLC, as
Borrower, and Oxford Finance LLC, as Lender and Collateral
Agent, and Silicon Valley Bank, as Lender.

99.1	Press release issued by the Company dated August 17, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransEnterix, Inc.

August 17, 2015	By:	Joseph P. Slattery

Name: Joseph P. Slattery
Title: EVP and CFO

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Loan and Security Agreement, dated August 14, 2015, by and among TransEnterix, Inc., TransEnterix Surgical, Inc. and SafeStitch LLC, as Borrower, and Oxford Finance LLC, as Lender and Collateral Agent, and Silicon Valley Bank, as Lender
99.1	Press release issued by the Company dated August 17, 2015